News Announcement	For Immediate Release

DIGITAL CINEMA DESTINATIONS CORP. (DIGIPLEX) SIGNS NEW ASSET PURCHASE AGREEMENT TO ACQUIRE CONNECTICUT-BASED
LISBON LANDING CINEMA 12 THEATER

WESTFIELD, New Jersey and LISBON, Connecticut (July 9, 2012) - Digital Cinema Destinations Corp.  (NasdaqCM: DCIN), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today announced that the Company and Lisbon Cinema, the owner and operator of Lisbon Landing Cinema 12, have signed a new Asset Purchase Agreement (APA) for the proposed purchase of the 12-plex located at 162 River Road in Lisbon, CT.  The new APA replaces a previously terminated version (originally dated February 13, 2012) and incorporates the provisions of the prior agreement with several new provisions, including an acquisition closing date on or before September 15, 2012 and a $50,000 non-refundable payment by the buyer to the seller which will be applied to the purchase price at closing.  Digiplex’s obligation to purchase Lisbon Cinema is subject to its securing adequate financing. The acquisition, if consummated, would add a modern, state-of-the-art fully digital entertainment center to Digiplex’s expanding footprint, bringing the Company’s total theatre circuit to 9 cinemas and 85 screens.

About Digital Cinema Destinations Corporation (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live sports events, concerts, conferences, operas, videogames, auctions, fashion shows and, on an ongoing basis, the very best major motion pictures. Digiplex operates eight cinemas and 73 screens in PA, NJ and CT.  You can also connect with Digiplex via Facebook, Twitter, YouTube and Blogger.

Disclosure Regarding Forward-Looking Statements
This press release and other written or oral statements made by or on behalf of Digital Cinemas Destination Corp. may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Risk factors are disclosed in our Form S-1 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	J C I R – Investor Relations
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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